AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 2012.

REGISTRATION NO. 333- ___________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WI-LAN INC.
(Exact name of registrant as specified in its charter)

CANADA (State or other jurisdiction of incorporation or organization)	28-0451743 (I.R.S. Employer Identification No.)

11 HOLLAND AVENUE, SUITE 608,
OTTAWA, ONTARIO, CANADA K1Y 4S1
(613) 688-4900
(Address of principal executive offices)

2001 SHARE OPTION PLAN

EMPLOYEE STOCK PURCHASE PLAN
DEFERRED STOCK UNIT PLAN FOR DIRECTORS AND DESIGNATED EMPLOYEES
(Full title of the plans)

TORYS LLP
1114 AVENUE OF THE AMERICAS, 23RD FLOOR
NEW YORK, NY 10036
ATTENTION: ANDREW J. BECK
(212) 880-6000
(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Shares	3,000,000 shares	$5.67	$17,010,000	$1,949.35
(1)	Plus such indeterminate number of Common Shares of Wi-LAN Inc. as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933.
(2)	Estimated solely for purposes of calculating the registration n fee in accordance with Rule 457 under the Securities Act based upon the average of the reported high and low sales price of the Common Shares of Wi-LAN Inc. on January 31, 2012 on the NASDAQ (a date within five business days of the filing of this Registration Statement).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.*

Item 2.     Registrant Information And Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933. The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by Wi-LAN Inc. (“Wi-LAN” or the “Company”) as required by Part I of Form S-8 and by Rule 428 under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents which have been filed by us with the Commission are incorporated in the Registration Statement by reference:

(a) Our Registration Statement on Form 40-F as filed with the Commission on April 27, 2011, as amended (the “Form 40-F Registration Statement”), which incorporates by reference our annual financial statements for the twelve months ended December 31, 2010 and fourteen months ended December 31, 2009, as amended.

(b) All other reports filed by our company under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since April 27, 2011, and prior to the date of this Registration Statement.

(c) The description of our Common Shares contained in our Form 40-F Registration Statement, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document, provided that reports on Form 6-K shall be so deemed incorporated by reference only if and to the extent indicated in such reports.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

The opinion included in Exhibit 5.1 is provided by Prashant R. Watchmaker, Vice-President, Corporate Legal & Corporate Secretary of our Company. On the date of this Registration Statement, Mr. Watchmaker holds 12,000 Common Shares of Wi-LAN, options to purchase up to 465,600 Common Shares of the Company and 38,000 restricted stock units in Wi-LAN.

Item 6.     Indemnification of Directors and Officers.

Section 124 of the Canada Business Corporations Act (the “Act”) provides as follows:

124. (1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2) Advance of costs − A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfil the conditions of subsection (3).

(3) Limitation − A corporation may not indemnify an individual under subsection (1) unless the individual

(a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4) Indemnification in derivative actions − A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

(5) Right to indemnity − Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

(a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b) fulfils the conditions set out in subsection (3).

(6) Insurance − A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

(a) in the individual’s capacity as a director or officer of the corporation; or

(b) in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

(7) Application to court − A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

(8) Notice to Director − An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(9) Other notice − On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

The by-laws of Wi-LAN provide that Wi-LAN shall indemnify a director or officer, a former director or officer, or a person who acts or acted at Wi-LAN’s request as a director or officer, or in a similar capacity of another entity, and the heirs and legal representatives of such a person to the extent permitted by the Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Wi-LAN pursuant to the foregoing provisions, Wi-LAN has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index to this Registration Statement.

Item 9.     Undertakings.

The undersigned registrant, Wi-LAN, hereby undertakes, except as otherwise specifically provided in the rules of the Commission promulgated under the Securities Act of 1933:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Wi-LAN pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant, Wi-LAN, hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Wi-LAN’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Wi-LAN pursuant to the foregoing provisions, or otherwise, Wi-LAN has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Wi-LAN of expenses incurred or paid by a director, officer or controlling person of Wi-LAN in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Wi-LAN will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Wi-LAN certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, Country of Canada, on the 7th day of February, 2012.

WI-LAN INC.
By:	/s/ Prashant R. Watchmaker
Name:Prashant R. Watchmaker Title: Vice-President, Corporate Legal & Corporate Secretary

Each person whose signature appears below constitutes and appoints each of James D. Skippen and Prashant R. Watchmaker his/her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the following capacities and on February 7, 2012.

SIGNATURE	TITLE

/s/ James D. Skippen	President, Chief Executive Officer & Chief Legal Officer
James D. Skippen	(Principal Executive Officer)

/s/ Shaun McEwan	Chief Financial Officer (Principal Financial and Accounting Officer)
Shaun McEwan

SIGNATURE	TITLE

/s/ Robert Bramson	Director
Robert Bramson

/s/ Dr. Michel Tewfik Fattouche	Director
Dr. Michel Tewfik Fattouche

/s/ John Kendall Gillberry	Director
John Kendall Gillberry

/s/ William Keith Jenkins	Director
William Keith Jenkins

/s/ W. Paul McCarten	Chairman of the Board of Directors
W. Paul McCarten

/s/ Jim Roche	Director
Jim Roche

/s/ Richard J. Shorkey	Director
Richard J. Shorkey

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Wi-LAN Inc. in the United States, on February 7, 2012.

/s/ Robert Bramson
Robert Bramson

EXHIBIT INDEX

Exhibit	Description of Exhibit
4.1	Articles of Amalgamation of Wi-LAN Inc.
4.2	Shareholder Rights Plan Agreement, incorporated by reference to Wi-LAN’s Form 6-K dated June 14, 2011
4.3	Wi-LAN’s 2001 Share Option Plan
4.4	Wi-LAN’s Employee Stock Purchase Plan
4.5	Wi-LAN’s Deferred Stock Unit Plan for Directors and Designated Employees
5.1	Opinion of Prashant R. Watchmaker
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Prashant R. Watchmaker (contained in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)